------------------            Thistle Group Holdings, Co.
      NEWS
    RELEASE                   Contacts:      Jef McGill, CEO
------------------                           Pam Cyr, Dir. of Investor Relations
                                             6060 Ridge Avenue
                                             Philadelphia, PA  19128
                              Phone:         215-483-3777
                              Fax:           215-483-1038
                              Web:           RMBgo.com





     THISTLE GROUP HOLDINGS CLARIFIES THERE IS NO THIRD PARTY TENDER OFFER
                AND RE-AFFIRMS COMPANY'S MODIFIED DUTCH AUCTION

PHILADELPHIA, PENNSYLVANIA, May 10, 2002 -- Thistle Group Holdings, Co. (the "Company") (NASDAQ: THTL) announced on May 7, 2002 that the Company will repurchase up to 1,000,000 shares, or approximately 15% of its 6,496,655 shares of common stock currently outstanding, through a Modified Dutch Auction Issuer Tender Offer (the "Offer"). The Offer expires June 7, 2002, unless extended.

The Company has received several inquiries from stockholders who are confused by a letter filed with the Securities and Exchange Commission ("SEC") by Mr. Holtzman. On May 8, 2002, the Company received a letter from a stockholder, Seymour Holtzman, indicating that he "would like to make an offer to the shareholders to purchase the same number of shares of the Company's common stock at a price of $13.50 to $14.50", subject to several contingencies, including receiving regulatory approval and the Company removing its Shareholder Rights Agreement. On May 9, 2002, Jewelcor Management Inc., a company owned by Mr. Holtzman, filed a Schedule To-T with the SEC attaching the May 8, 2002 letter received by the Company. In addition, Jewelcor's filing stated clearly the following:

         "THE FOREGOING CORRESPONDENCE WITH THISTLE GROUP HOLDINGS, CO. (THE COMPANY") IS FILED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR
                                                       ----------------------
THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMPANY'S COMMON STOCK. AS STATED, THE DECISION TO PURSUE ANY POTENTIAL TENDER OFFER WOULD BE SUBJECT TO
                                  ----------------------------------------------
SIGNIFICANT   PRECONDITIONS  REFERRED  TO  IN  SUCH  CORRESPONDENCE.   MOREOVER,
---------------------------
COMMENCEMENT OF ANY POTENTIAL TENDER OFFER WOULD BE SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY POTENTIAL SOLICITATION OF
                                                     ---------
OFFERS TO BUY THE COMPANY'S COMMON STOCK WOULD ONLY BE MADE (IF AT ALL) PURSUANT
                                                             ---------
TO AN OFFER TO PURCHASE AND RELATED MATERIALS WHICH WOULD BE SENT BY JEWELCOR MANAGEMENT, INC. TO THE COMPANY'S SHAREHOLDERS UPON COMMENCEMENT OF ANY SUCH POTENTIAL OFFER." (Emphasis added)

Accordingly, the Company reaffirms its commitment to complete the Modified Dutch Auction and will not take any action that would adversely effect the completion of the Company's offer.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company common stock. The offer is made solely by the Offer to Purchase for Cash, dated May 7, 2002, and the related Letter of Transmittal. Each shareholder is urged to consult his tax advisor as to the particular tax consequences of the tender offer to such shareholder. The full details of the offer, including complete instructions on the tender process procedure along with the transmittal forms and other data is being mailed to shareholders commencing May 7, 2002. You should read the Offer to Purchase for Cash and the Letter of Transmittal because they contain important information. The documents will be available free of charge at the website of the United States Securities and Exchange Commission at www.sec.gov. The documents may also be obtained free of charge from Thistle Group Holdings, Co. (215) 483-3777 or from the information agent for the offer, Georgeson Shareholder (866) 324-8876 (toll free).

         NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES IN THE OFFER AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

Thistle Group Holdings, Co. is a Philadelphia-based unitary thrift holding company whose principal subsidiary is Roxborough Manayunk Bank. At March 31, 2002, the Company had total assets, deposits and stockholders' equity of $740.9 million, $451.9 million, and $84.7 million, respectively.

The foregoing material may contain forward-looking statements. The Company cautions that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.